NEWS RELEASE



FOR IMMEDIATE RELEASE                          For Further Information Contact:
August 27, 1997                                Stanley D. Green
                                               Executive Vice President-Finance
                                                    and Corporate Development
                                               (501) 521-1141


            SOUTHWESTERN ENERGY COMPANY TO COMMENCE CIVIL LITIGATION
              AGAINST FORMER EMPLOYEES AND INDEPENDENT CONTRACTORS


         FAYETTEVILLE, Ark., August 27, 1997 - Southwestern Energy Company (NYSE:SWN) announced today that the Company's Board of Directors has authorized the commencement of civil litigation against certain former employees of Southwestern Energy Production Company (SEPCO), a Houston-based subsidiary of Southwestern, and certain independent contractors who provided land acquisition services to SEPCO in connection with its ongoing exploration activities in south Louisiana. The litigation will allege overbilling and misrepresentation of expenses related to certain of the Company's south Louisiana projects.

         The Company, which is continuing its own detailed investigation of the alleged misconduct, has also been authorized by the Board to turn over certain materials to the appropriate law enforcement authorities, and the Company intends to cooperate fully in any investigation that may result.

         Said Chairman and Chief Executive Officer Charles E. Scharlau: "We suspect that the misconduct of former employees and independent contractors may have artificially inflated costs on certain projects and we intend to pursue recovery of the alleged overcharges. We have

                                    - MORE -
conferred with our auditors and do not expect any material impact on our financial position or results of operation, although we cannot yet speak definitively about the financial impact of these events."

         Scharlau added: "In April, we introduced new management for our exploration and production operations when we named Harold Korell Executive Vice President and Chief Operating Officer of Southwestern. We will continue with our reorganization of these activities and will remain focused on our south Louisiana projects. Despite the unfortunate development announced today, we remain confident that our south Louisiana projects still provide the opportunity for Southwestern and industry partners to find significant new gas reserves through the use of 3-D seismic exploration technology. The preliminary results of our investigation have not diminished our enthusiasm about these projects, and we are encouraged by continuing negotiations with three potential partners who could help us bring them to fruition."

         He continued: "Our Company has been a victim of dishonest practices and, with our litigation, in addition to recovering our losses, we intend to send a strong message to the industry that we will not tolerate misconduct by employees or independent contractors."

         Southwestern also announced today that B. Brick Robinson, Executive Vice President in charge of SEPCO, will retire effective September 1, 1997, and that David Reinkemeyer, Exploration Manager, resigned from the Company on July 30, 1997. Neither Robinson nor Reinkemeyer is expected to be named in the Company's civil complaint.

         Southwestern Energy Company is a diversified natural gas company whose wholly owned subsidiaries are engaged in gas and oil exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution.


                                      # # #